QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.2

MANUFACTURERS' SERVICES, LTD.

SUPPLEMENTAL COMPARATIVE CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)
(unaudited)

	Three Months Ended
	Sept 29, 2003 GAAP	Sept 29, 2003 Non-GAAP (1)
Net sales	$188,955	$188,955
Cost of goods sold (2)	174,124	173,843

Gross profit	14,831	15,112
Operating expenses:
Selling, general and administrative (2)	13,947	13,822
Restructuring and asset writedowns (3)	4,888	—

Income (loss) from operations	(4,004)	1,290
Interest expense, net	(1,000)	(1,000)
Gain (loss) on change in fair value of derivative (4)	(20)	—
Foreign exchange gain (loss)	22	22

Income (loss) before income taxes	(5,002)	312
Provision for income taxes	199	199

Net income (loss)	$(5,201)	$113

Net loss applicable to common stockholders	$(6,468)	$(1,154)

Basic (loss) per share
Net loss applicable to common stockholders	$(0.19)	$(0.03)

Weighted average shares outstanding	33,919	33,919
Diluted (loss) per share
Net loss applicable to common stockholders	$(0.19)	$(0.03)

Weighted average shares outstanding	33,919	33,919

(1)
The Non-GAAP statement excludes the impact of restructuring and asset write-downs, non recurring and unusual items as well as the loss on the change in fair value of a derivative as noted below.

(2)
Excludes severance charges of $406 ($281 in cost of sales and $125 in S,G&A) in the third quarter of 2003 related to the Company's Corporate, Lowell, and Westford facilities that reduced the number of employees in an effort to right-size workforces at these facilities.

(3)
Excludes restructuring charges and asset writedowns of $4,888 in the third quarter of 2003.

(4)
Excludes loss on change in fair value of warrant derivatives of $20 in the third quarters of 2003.

MANUFACTURERS' SERVICES, LTD.

SUPPLEMENTAL DATA —

CORE EPS (formerly referred to as CASH EPS) RECONCILIATION

(In thousands, except per share data)
(unaudited)

Three Months Ended
Sept 29, 2003
Net loss applicable to common shareholders — GAAP	$(6,468)
Restructuring charges	2,630
Goodwill Impairment	2,258
Changes in fair value of derivative	20
Concord, Westford & Lowell cost reduction	406

Adjusted net income (loss) applicable to common shareholders	$(1,154)
Amortization of goodwill and intangibles	—

Adjusted earnings applicable to common shareholders	$(1,154)

Diluted Core EPS (formerly referred to as Cash EPS)	$(0.03)

Weighted average shares outstanding — diluted	33,919

MANUFACTURERS' SERVICES, LTD.

SUPPLEMENTAL DATA — RECONCILITION OF

EBITDA ADJUSTED BASED ON SPECIFIED EXCLUSIONS (formerly referred to as ADJUSTED EBITDA)

(in thousands)
(unaudited)

Three Months Ended
Sept 29, 2003
GAAP — net income (loss)	$(5,201)
Adjustments
Provision for income taxes	199
Foreign exchange	(22)
Change in fair value of derivative	20
Interest expense	1,000
Stock-based compensation	92
Restructuring and asset writedowns	4,888
Concord, Westford & Lowell cost reduction	406
Depreciation	4,203
Amortization	45

EBITDA Adjusted Based on Specified Exclusions (formerly referred to as Adjusted EBITDA)	$5,630

QuickLinks

MANUFACTURERS' SERVICES, LTD. SUPPLEMENTAL COMPARATIVE CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per share data) (unaudited)
MANUFACTURERS' SERVICES, LTD. SUPPLEMENTAL DATA — CORE EPS (formerly referred to as CASH EPS) RECONCILIATION (In thousands, except per share data) (unaudited)
MANUFACTURERS' SERVICES, LTD. SUPPLEMENTAL DATA — RECONCILITION OF EBITDA ADJUSTED BASED ON SPECIFIED EXCLUSIONS (formerly referred to as ADJUSTED EBITDA) (in thousands) (unaudited)